EXHIBIT 23.1

CliftonLarsonAllen LLP CLAconnect.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 4, 2022, with respect to the consolidated balance sheets of HMN Financial, Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, which appears in the December 31, 2021 annual report on Form 10-K of HMN Financial, Inc. and Subsidiaries and in the Registration Statements of HMN Financial, Inc. and Subsidiaries Nos. 33-94388, 33-94386, 333-64232, 333-158893, 333-217714 on Form S-8, and No. 333-156883 on Form S-3.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 4, 2022